UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 7, 2007 (March 1, 2007)

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, SUITE 1500, SALT LAKE CITY, UTAH	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2007, the Compensation Committee of the Company’s Board of Directors established the Amegy Bank Value Sharing Plan, or the “Amegy VSP”, under the Company’s Long Term Executive Incentive Plan, which was approved by shareholders in 2006. The Amegy VSP creates an award fund based on the financial performance of the Company’s subsidiary, Amegy Bank of Texas, N.A., or “Amegy Bank”, during the years 2007 and 2008. Amegy Bank employees may be awarded units in the Amegy Bank VSP award fund, which will be earned as of December 31, 2008 and payable in 2009 and 2010.

The award fund established under the Amegy VSP ranges in amount from $0 to $16,575,000. The award fund is equal to a fraction of the incremental adjusted earnings of Amegy Bank during the two-year plan period. Incremental adjusted earnings during the plan period is calculated as the difference between the cumulative adjusted earnings during the plan period less the product of two times the adjusted earnings for 2006. If adjusted earnings during the plan period do not grow at an annualized threshold rate of 5%, the base award amount will equal zero and there will be no amounts paid under the Amegy VSP. If the adjusted earnings during the plan period were to grow at an annualized rate of 11.0%, the base award amount would be $3,897,500. If the adjusted earnings during the plan period were to grow at an annualized rate of 15%, the base award amount would be $5,383,130. The base award amount will then be adjusted by a multiplier determined by the increase in average annual adjusted return on equity, or "ROE", of  Amegy Bank for the two-year period compared to the Amegy Bank adjusted ROE for 2006. If the marginal ROE is 11% or less, the multiplier will be 0 and there will be no amounts paid under the Amegy VSP. If the marginal ROE is greater than 11% the factor will increase incrementally to a maximum of 2.25. For example, if the marginal ROE is 14%, the multiplier will be 1, if the marginal ROE is 20% the multiplier will be 2 and if the marginal ROE is 21.5% or greater the multiplier will be 2.25. The maximum aggregate of all payments possible under the Amegy VSP award fund is $16,575,000, which equates to $4.25 per unit.

The executive officers of Amegy Bank named in the table below are eligible to participate in the Zions Bancorporation corporate level value sharing plan, or the “Corporate VSP”, as well as the Amegy VSP. On March 1, 2007, the Compensation Committee granted Mr. Murphy and Mr. McLean units in both the Corporate VSP and the Amegy VSP. Amounts payable under the Corporate VSP and Amegy VSP are not yet determinable. The following table sets forth estimated future payouts for the named individuals under both award funds.

			Estimated Future Payout of Value Sharing Plan(1)
Name	Number of Performance Units	Performance Period Until Payout	Threshold ($)	Example #1 ($)	Example #2 ($)	Maximum ($)
Paul B. Murphy, Jr. (2)	550,000	2 Years	0	482,786	1,493,409	2,337,500
Scott J. McLean (3)	350,000	2 Years	0	307,228	950,351	1,487,500

(1)
“Threshold” figures indicate the minimum amounts payable under the plans ($0) (amounts do not become payable until annualized adjusted earnings growth during the plan period exceeds 5% and incremental ROE exceeds 11%); “Example 1” figures indicate amounts payable if earnings growth in both plans equals 10% and incremental ROE in both plans equals 14%; “Example 2” figures indicate amounts payable if earnings growth in both plans equals 15% and incremental ROE in both plans equals 20%; the “Maximum” figures indicate the maximum amounts payable which equates to a maximum unit value of $4.25 (the maximum payout is achievable through varying combinations of earnings growth and incremental ROE).

(2)
One half of Mr. Murphy’s performance units were attributable to the Corporate VSP, with the balance being attributable to the Amegy VSP award fund , the bank for which he serves as Chief Executive Officer.

(3)	One half of Mr. McLean’s performance units were attributable to the Corporate VSP, with the balance being attributable to the Amegy VSP , the bank for which he serves as President.

Value Sharing Plans established under the Long Term Incentive Plan can be adjusted or amended by the Compensation Committee without shareholder approval. Such adjustments or amendments could increase the cost to the Company of the plans or allocate the benefits of the plans as between persons participating in the plans. However, the $3 million annual limit on individual award amounts cannot be changed without shareholder approval.

Item 9.01 Financial Statements and Exhibits

          (d)  Exhibits.

          The following exhibit is furnished as part of this Current Report on Form 8-K:

          Exhibit 9.01 2007 Amegy Value Sharing Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zions Bancorporation

March 7, 2007	By:	/s/ Thomas E. Laursen
Thomas E. Laursen
Executive Vice President General Counsel